Contact:	Robin Gray Corporate Communications 202-637-0317 robin.gray@exeloncorp.com	FOR IMMEDIATE RELEASE

EXELON APPOINTS ADMIRAL JOHN RICHARDSON TO BOARD OF DIRECTORS

CHICAGO  (Sept. 3, 2019) — Exelon announced today that it appointed Admiral John Richardson to its board of directors. Richardson, 59, served as the 31st Chief of U.S. Naval Operations until his recent retirement from the Navy.

“Admiral Richardson’s experience leading the U.S. Navy and serving on the Joint Chiefs of Staff during two presidential administrations will be a critical asset to our board,” said Mayo Shattuck, chairman of Exelon. “His depth of experience in nuclear oversight and his operational expertise are invaluable.”

Prior to his current role, Admiral Richardson contributed to teams in the U.S. Navy that were awarded the Presidential Unit Citation, the Joint Meritorious Unit Award, the Navy Unit Commendation and the Navy “E” Ribbon. He was also awarded the Vice Admiral Stockdale Award for his time in command of the USS Honolulu in Pearl Harbor, Hawaii.

Admiral Richardson has served the Navy for more than 30 years, including in the attack submarine division on the Chief of Naval Operations staff, as naval aide to the President, as director of Naval Reactors and as director of Strategy and Policy at U.S. Joint Forces Command, among other positions.

A graduate of the U.S. Naval Academy with a bachelor’s degree in physics, Richardson holds masters’ degrees in electrical engineering from the Massachusetts Institute of Technology and Woods Hole Oceanographic Institution and in national security strategy from the National War College. He will join Exelon’s board of directors’ Finance and Risk and Generation Oversight Committees.

# # #

Exelon Corporation (NYSE: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2018 revenue of $36 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 32,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon.

1